FOR IMMEDIATE RELEASE                                                                                                   NEWS

March19, 2014                                                                                                   NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS $16.7M NET INCOME AND RECORD ANNUAL METAL PRODUCTION FOR 2014; PROVIDES 2015 PRODUCTION OUTLOOK

COLORADO SPRINGS – March 19, 2015 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today confirmed its previously announced 2014 annual mill production of 35,552 gold ounces and 3,297,204 silver ounces for 83,903 precious metal gold equivalent ounces (at a realized 68.2:1 silver-to-gold ratio).  The Company also announced its 2015 Outlook targeting a production range similar to 2014, plus or minus 10%, of 80,000 to 90,000 ounces precious metal gold equivalent (at an estimated 64.1:1 silver-to-gold ratio) consisting of 35,000 ounces gold and 3.3 million ounces silver.  Significant fluctuations in the silver-to-gold ratio during 2015 may impact the gold equivalent number as was seen in 2014.  Gold Resource Corporation is a gold and silver producer with operations in Oaxaca, Mexico and exploration in Nevada, USA.  The Company has returned over $102 million to shareholders in monthly dividends since commercial production began on July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2014 HIGHLIGHTS

83,903 precious metal gold equivalent ounces produced (68.2:1 silver-to-gold ratio)

69,845 precious metal gold equivalent ounces sold

6,400 ounces year-end precious metal gold equivalent inventory

Record annual production of 35,552 gold ounces, a 4.7% increase over 2013

Record annual production of 3,297,204 silver ounces, an 8.7% increase over 2013

Record annual base metal production consisting of 1,254 tonnes copper, 4,555 tonnes lead and 13,195 tonnes zinc

Reduced annual total cash costs by 28.3% over 2013 to $449 per precious metal gold equivalent ounce

$16.2 million annual net income, or $0.30 per share

$27.5 million cash and cash equivalents, a $12.5 million increase over 2013

$6.5 million annual dividends paid, or $0.12 per share

Total dividend distributions exceeded $100 million

Commissioned new doré facility at El Aguila mill

Continued high-grade intercepts from Switchback discovery

Diversified into second mining friendly jurisdiction, Nevada, USA

2014 El Aguila Project Overview

“Gold Resource Corporation delivered record gold, silver, copper, lead and zinc production for 2014,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid.  “During 2014’s tough and volatile metal market, the Company posted annual net income of $16.2 million or $0.30 per share, remained a low cost producer, returned $6.5 million back to the owners of the Company through dividend distributions, and continued to invest in the Company’s future growth in Mexico and Nevada while adding $12.5 million dollars to our cash position totaling $27.5 million at year end.  We accomplished this without diluting shareholders, without raising money and without going into debt.  Overall, 2014 was a very tough year but we had our share of success.”

For the year ended December 31, 2014, the Company sold 69,845 precious metal gold equivalent ounces at a total cash cost of $449 per gold equivalent ounce and realized average sales prices of $1,260 per ounce gold and $18.48 per ounce silver for its sales during 2014.  The Company recorded revenues of $115.4 million, mine gross profit of $50.9 million, and net income of $16.2 million, or $0.30 per share.  Base metal production generated a record $40.3 million in revenue for 2014.

Mr. Reid added, “Although 2014 was a challenging year for the mining industry in general and specifically the gold and silver markets, the Company demonstrated that its El Aguila Project can generate healthy profits in this difficult metal price environment.  The Company continues to evaluate areas for cost savings and efficiencies, with a goal of remaining profitable while positioning the Company to generate larger margins when higher precious metal prices return.”

Below are certain key operating statistics for our La Arista underground mine for 2014 and 2013.

Production and Sales Statistics - La Arista Underground Mine
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Milled:
Tonnes Milled	91,830	83,330	375,623	316,720
Tonnes Milled per Day	1,068	906	1,111	866
Grade:
Average Gold Grade (g/t)	3.30	3.67	3.21	3.72
Average Silver Grade (g/t)	290	292	296	326
Average Copper Grade (%)	0.50	0.35	0.43	0.38
Average Lead Grade (%)	1.75	1.60	1.57	1.24
Average Zinc Grade (%)	4.95	3.61	4.21	2.95
Recoveries:
Average Gold Recovery (%)	91	91	92	90
Average Silver Recovery (%)	92	91	92	91
Average Copper Recovery (%)	79	76	78	78
Average Lead Recovery (%)	80	72	77	70
Average Zinc Recovery (%)	85	84	83	80
Mill production (before payable metal deductions)(1)
Gold (ozs.)	8,865	8,966	35,552	33,942
Silver (ozs.)	790,738	711,496	3,297,204	3,032,841
Copper (tonnes)	363	224	1,254	926
Lead (tonnes)	1,282	956	4,555	2,742
Zinc (tonnes)	3,856	2,520	13,195	7,452

Production and Sales Statistics - La Arista Underground Mine continued
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Payable metal sold
Gold (ozs.)	6,026	7,629	25,872	31,563
Silver (ozs.)	827,386	686,421	2,998,685	3,047,076
Copper (tonnes)	388	214	1,139	941
Lead (tonnes)	1,270	908	4,208	2,632
Zinc (tonnes)	3,450	2,129	10,833	6,596
Average metal prices realized (2)
Gold (oz.)	$1,169	$1,236	$1,260	$1,388
Silver (oz.)	$15.07	$20.36	$18.48	$23.64
Copper (tonnes)	$6,480	$7,109	$6,770	$7,341
Lead (tonnes)	$1,927	$2,086	$2,088	$2,188
Zinc (tonnes)	$2,181	$1,894	$2,200	$1,943
Precious metal gold equivalent ounces produced (mill production) (1)(3)(4)
Gold Ounces	8,865	8,966	35,552	33,942
Gold Equivalent Ounces from Silver	10,192	11,721	48,351	50,893
Total Precious Metal Gold Equivalent Ounces	19,057	20,687	83,903	84,835
Precious metal gold equivalent ounces sold (3)(4)
Gold Ounces	6,026	7,629	25,872	31,563
Gold Equivalent Ounces from Silver	10,664	11,308	43,973	51,372
Total Precious Metal Gold Equivalent Ounces	16,690	18,937	69,845	82,935
Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (5)	$1,298	$1,077	$1,025	$933
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (5)	$550	$684	$449	$626

(1)  Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process.  The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(2)  Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)  Precious metal gold equivalent mill production for the three months ended December 31, 2014, of 19,057 ounces differs from gold equivalent ounces sold for the same period of 16,690 due principally to buyer (smelter) concentrate processing and other deductions of approximately 1,503 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 863 ounces.

(4)  Precious metal gold equivalent mill production for the twelve months ended December 31, 2014, of 83,903 ounces differs from gold equivalent ounces sold for the same period of 69,845 principally due to buyer (smelter) concentrate processing and other deductions of approximately 8,442 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 5,616 ounces.

(5)  Non-GAAP measure to total mine cost of sales reconciliation, which is the most comparable United States generally accepted accounting principles (“U.S. GAAP”) measure, see Non-GAAP Measures.

Q4 2014 El Aguila Project Results

Fourth quarter production from the El Aguila Project totaled 19,057 precious metal gold equivalent ounces at a total cash cost of $550 per ounce and realized average sales prices of $1,169 per ounce gold and $15.07 per ounce silver.  The mine generated gross profit of $10.0 million, and the Company paid $1.6 million to shareholders in dividends.

2015 Production Outlook

In 2015, the Company is targeting production (with ranges based on plus or minus 10%) of approximately 35,000 ounces gold, 3.3 million ounces silver, 1,450 tonnes copper, 4,700 tonnes lead and 11,000 tonnes zinc. The gold and silver production target on a precious metal gold equivalent basis ranges from 80,000 to 90,000 ounces for 2015 based on an estimated 64.1:1 silver-to-gold ratio.  The target range was estimated based on the Company’s 2015 mine plan, the area of the deposit scheduled to be mined during the upcoming year and the estimated rate the Arista mine can begin to deliver increased daily tonnage for processing.  For 2015, and in response to the continued bear market and declining gold and silver prices, we are focused on mining tonnes based on net smelter return “NSR” values per tonne of all the metals to maximize cash flow.  In the current metal market, the Company is focusing more on margin from all metals and less on ounces.  Increases in base metal production generally result in lower production costs per tonne and per ounce when used as a credit against precious production costs.  During these difficult times in this industry currently, the Company targets sufficient precious and base metal production in 2015 to support its plans for capital expenditures, exploration, dividends, taxes and future growth with a focus on increasing future gold and silver production when higher precious metal prices return.

2015 Proven & Probable Reserve Update

The Company recently updated its Proven and Probable Reserve Report as of December 31, 2014 in which it replaced the tonnes mined during 2014 along with a small increase in reserve tonnage, leaving the same three-and-a-half to four year mine life at La Arista, depending on future production levels.  Our exploration team again has a goal in 2015 to replace all the tonnes mined during the production year by testing the extensions of the Arista deposit.

In addition to proven and probable reserves, the report includes the first look at mineralized material identified for the Switchback vein system and the Santiago vein located northwest and northeast of the Arista deposit, respectively.  In addition, the report includes mineralized material identified for the Alta Gracia  property.  The updated reserve report should be on the Company’s website within the week.

Project Update

A primary goal in 2014 was the continued development of the Arista underground mine to provide increased tonnage to the Aguila mill.  In 2014, processing averaged 1,111 tonnes milled per day of mill operation or 375,623 tonnes for the year, an 18.6% daily increase over 2013 tonnages of 866 tonnes per day or 316,720 tonnes per year.  The nominal design capacity at the Aguila mill is 1,500 tonnes per day.

In September 2014, the Company commissioned its doré production facility and achieved commercial production in the fourth quarter of 2014.  The new doré facility is expected to reduce refining costs, royalties and treatment costs, for a portion of the Company’s overall gold production.  The Company targets approximately 40% of its gold production to be processed into doré, with the majority of gold production continuing to be sold in the form of concentrates.

The Arista’s primary decline ramp development has now passed level 19 and stopes are being developed on multiple veins from levels 13 to 18.  Infill and step-out drilling continues to expand the mineralized horizon at Arista with continued plans to drill vein extensions along strike, at depth and parallel to the main deposit.  The Company continued to discover additional veins during 2014, which now totals 27 veins and structures included in estimates of reserves and mineralized material.

Exploration Program

A total of three exploration drills are currently in operation at the Company’s Oaxaca Mining Unit, with one on surface and two underground.  The main exploration focus for 2015 will continue to be the extensions of the polymetallic epithermal Arista vein system and the newly discovered polymetallic epithermal “Switchback” vein system, both which remain open along strike and at depth.  The Company has budgeted $9.7 million for exploration at its Oaxaca Mining Unit for 2015.

The highlight of 2014’s exploration program was the continued drilling of Switchback, a polymetallic mineralized zone located 500 meters to the northeast of the Arista deposit.  The Company made a decision mid-2014 to drift approximately 250 meters towards the Switchback mineralization to shorten the drill distance to the mineralized zone and to provide better drill angles to intercept the veins.  Drilling during 2014 focused on infill drilling the previously defined 450 meter strike by 450 meter depth of mineralization.  The Company continues to drill this prospective area, with the goal of making a production decision on Switchback in 2015.

In 2014, the Company began a diversification effort in its operations by establishing a Nevada Mining Unit with the lease of two properties in Nevada, USA.  The Radar and Goose properties are currently held for exploration purposes and the Company believes there is excellent potential for discovery of both bulk tonnage replacement-type and bonanza-grade vein-type gold deposits, similar to other gold deposits historically mined in the Paradise Peak and Goldfield districts of Nevada.  Both properties are located in the Walker Lane Mineral Belt, which is well-known for its significant high-grade gold-silver production. The Company plans to begin its first Nevada drill campaign at the Radar property the first half of 2015. The Company anticipates spending an additional $0.7 million on exploration, mainly for surface drilling on our Radar property during 2015.

Dividend Milestone

September 2014 marked a major milestone for the Company and its shareholders as total dividend distributions to shareholders exceeded $100 million.  The Company has paid consecutive monthly dividends since achieving commercial production in July of 2010.  Management believes the dividend provides shareholders with knowledge that it continues to focus on fiscal discipline whereby the needs of the operations, explorations, paying taxes and distributing dividends must be balanced.  The $100 million dividend milestone underscores the Company’s shareholder friendly philosophy as well as its mantra that “Earnings are Opinion, Cash is Fact.”

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties at its producing Oaxaca, Mexico Mining Unit and exploration properties at its Nevada, USA, Mining Unit.  The Company has 54,179,369 shares outstanding, no warrants and no debt.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes Gold Resource Corporations financial condition at December 31, 2014 and 2013, its results of operations including the year ended December 31, 2014 and 2013, and its cash flows for the year ended December 31, 2014 and 2013.  The  summary data for the year ended December 31, 2014 and 2013 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a Non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent report on Form 10-K.

GOLD RESOURCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$27,541	$14,973
Gold and silver bullion	3,447	3,801
Accounts receivable	1,416	2,307
Inventories	7,295	7,468
IVA taxes receivable	575	-
Income taxes receivable	-	2,960
Deferred tax assets	3,891	2,282
Prepaid expenses and other current assets	2,935	5,808
Total current assets	47,100	39,599
Property, plant and mine development, net	32,348	18,354
Deferred tax assets	25,519	29,814
Investments (including $2,389 and nil, respectively, measured at fair value)	2,620	231
Other non-current assets	4,078	4,431
Total assets	$111,665	$92,429
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,892	$2,873
Accrued expenses and other current liabilities	3,923	5,613
Capital lease obligations	1,498	1,469
IVA taxes payable	-	925
Income taxes payable	7,907	-
Dividends payable	542	538
Deferred tax liability	-	460
Total current liabilities	17,762	11,878
Capital lease obligations	834	2,387
Reclamation and remediation liabilities	2,993	2,887
Total liabilities	21,589	17,152
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,515,767 and 54,115,767 shares issued and outstanding, respectively	55	54
Additional paid-in capital	93,094	88,044
Retained earnings/Accumulated (deficit)	3,982	(5,766)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive (loss)	(1,171)	(1,171)
Total shareholders' equity	90,076	75,277
Total liabilities and shareholders' equity	$111,665	$92,429

GOLD RESOURCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
for the years ended December 31, 2014 and 2013
(U.S. dollars in thousands, except share and per share amounts)

	2014	2013

Sales, net	$115,405	$125,784
Mine cost of sales:
Production costs	60,241	65,022
Depreciation and amortization	4,293	2,392
Reclamation and remediation	-	112
Total mine cost of sales	64,534	67,526
Mine gross profit	50,871	58,258
Costs and expenses:
General and administrative expenses	12,336	16,260
Exploration expenses	6,947	9,470
Facilities and mine construction	-	22,198
Total costs and expenses	19,283	47,928
Operating income	31,588	10,330
Other expense	(322)	(1,355)
Income before income taxes	31,266	8,975
Provision for income taxes	15,021	8,890
Net income	$16,245	$85
Other comprehensive income:
Currency translation gain	-	7
Comprehensive income	$16,245	$92
Net income per common share:
Basic	$0.30	$0.00
Diluted	$0.30	$0.00
Weighted average shares outstanding:
Basic	54,119,095	53,255,259
Diluted	54,620,332	55,299,475

GOLD RESOURCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2014 and 2013
(U.S. dollars in thousands)

	2014	2013

Cash flows from operating activities:
Net income	$16,245	$85
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation, depletion and amortization	4,551	2,626
Stock-based compensation	4,951	7,617
Deferred income taxes	2,226	2,044
Other operating adjustments and write-downs	596	(1,147)
Changes in operating assets and liabilities:
Accounts receivable	891	4,368
Inventories	(231)	(32)
Prepaid expenses and other current assets	930	(5,127)
Accounts payable and other accrued liabilities	(2,832)	(548)
Income taxes payable/receivable	10,326	(3,012)
Total adjustments	21,408	6,789
Net cash provided by operating activities	37,653	6,874
Cash flows from (used in) investing activities:
Capital expenditures	(17,898)	(6,703)
Proceeds from sale of subsidiary, net of distributions	1,291	-
Proceeds from the sale of building	1,763	-
Purchases of marketable securities	(1,805)	(231)
Purchases of gold and silver bullion	-	(1,050)
Proceeds from conversion of gold and silver bullion	32	1,316
Net cash used in investing activities	(16,617)	(6,668)
Cash flows from (used in) financing activities:
Proceeds from exercise of stock options	100	645
Dividends paid	(6,494)	(25,514)
Proceeds from equipment financing	-	4,501
Repayment of capital leases	(1,469)	(645)
Net cash used in financing activities	(7,863)	(21,013)
Effect of exchange rate changes on cash and cash equivalents	(605)	-
Net increase (decrease) in cash and cash equivalents	12,568	(20,807)
Cash and equivalents at beginning of period	14,973	35,780
Cash and equivalents at end of period	$27,541	$14,973

Supplemental Cash Flow Information
Interest expense paid	$149	$102
Income and mining taxes paid	$939	$14,328